NEWS

CONTACT:	7720 N. Dobson Road
Kara Stancell (media)	Scottsdale, AZ 85256
Sean Andrews (investors)	(602) 808-8800
(480) 291-5854	www.Medicis.com
MEDICIS ANNOUNCES ORGANIZATIONAL CHANGES
SCOTTSDALE, Ariz.—June 18, 2010—Medicis (NYSE:MRX) today announced several organizational changes and promotions which are designed to position the Company for future growth and optimize allocation of human resources within the Company. These changes will become effective July 1, 2010, and are as follows:
▪	Mark Prygocki will assume the new role of President. Mr. Prygocki’s responsibilities will include, among other things, Human Resources, Investor Relations, Public Relations, Manufacturing and Distribution and shared responsibility with the Chief Executive Officer for the commercial operations team led by Vince Ippolito, Executive Vice President of Sales & Marketing, and for the newly expanded finance and business information organization to be led by Richard Peterson, Executive Vice President, Chief Financial Officer and Treasurer.
▪	Mr. Peterson, Executive Vice President, Chief Financial Officer and Treasurer, in addition to his Finance and Accounting responsibilities, will assume leadership of the Business Development and Information Technology departments.
▪	Jason Hanson will become Executive Vice President and Chief Operating Officer and acting General Counsel and Corporate Secretary. Mr. Hanson will maintain responsibility for the Legal department and assume responsibility for the Research & Development, Regulatory Affairs, and Medical Affairs departments, as well as the Medicis Bothell operations engaged in engineering and manufacturing activities for the LipoSonix™ device.
▪	Seth Rodner, currently Senior Vice President, Chief Compliance Officer, will be promoted to the position of Senior Vice President, General Counsel and Corporate Secretary effective upon the appointment of a new Chief Compliance Officer, which is expected in the near future. Mr. Hanson will relinquish the title of General Counsel and Corporate Secretary upon Mr. Rodner’s appointment.
▪	Ira Lawrence, M.D., Chief Medical Officer and Senior Vice President of Research & Development and Regulatory Affairs, will report to Mr. Hanson and will assume responsibility for the Medical Affairs department in addition to the Research & Development, Clinical and Regulatory departments.
▪	Mitchell Wortzman, Ph.D., Executive Vice President and Chief Scientific Officer, will head an enhanced critical area of our business, Professional Relations, designed to strengthen the Company’s relationships and scientific engagement with physicians and other healthcare providers.

▪	Mr. Ippolito will continue in his present role and reporting relationships, leading the Company’s commercial operations, including Sales, Marketing and Business Planning functions, and LipoSonix commercial activities worldwide.
“I am very pleased to work with such an effective management team,” said Jonah Shacknai, Chairman and Chief Executive Officer. “Medicis has earned its leadership position in the industry largely through the execution strength, experience and cohesiveness of this team. Additionally, I look forward to working with our executive management team for many years as we strive to continue to earn the confidence of our customers and stockholders. Our opportunities are abundant, and we believe we have poised ourselves organizationally to capitalize on these opportunities.”
Medicis also announced today that Joseph Cooper has decided to pursue career opportunities outside of Medicis, effective June 30, 2010.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands DYSPORT® (abobotulinumtoxinA) 300 Units for Injection, PERLANE® Injectable Gel, PERLANE-L™ Injectable Gel with 0.3% Lidocaine, RESTYLANE® Injectable Gel, RESTYLANE-L™ Injectable Gel with 0.3% Lidocaine, DYNACIN® (minocycline HCl Tablets, USP), LOPROX® (ciclopirox) Gel 0.77% and Shampoo 1%, PLEXION® (sodium sulfacetamide 10% and sulfur 5%) Cleanser, Cleansing Cloths and Cream, SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide) 3%, 6% and 9% Cleansers, Pads and Foaming Cloths, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, the LIPOSONIX™ system1 and the over-the-counter brand ESOTERICA®.
For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2009, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company or by visiting www.Medicis.com. All trademarks are the property of their respective owners.

[1]	The LIPOSONIX™ system is not approved or cleared for sale in the U.S.
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